EXHIBIT 8.1






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           [letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]


May 1, 1998


Board of Trustees
Service Bancorp, M.H.C.
Board of Directors
Summit Bank
81 Main Street
Medway, Massachusetts 02053-1867

                Re:  Holding Company Formation and Stock Issuance
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Ladies and Gentlemen:

         We have been requested as special counsel to Summit Bank (the "Bank"), a Massachusetts chartered stock savings bank, and Service Bancorp, M.H.C., the Bank's Massachusetts-chartered mutual holding company ("MHC") to express our opinion concerning certain Federal income tax matters relating to the organization of Summit Bancorp, Inc. ("Holding Company") as wholly-owned subsidiary of the MHC and the contribution by MHC of all of the issued and outstanding stock of Bank to Holding Company. Contemporaneously with MHC's contribution of Bank's stock to the Holding Company, the Holding Company will offer for sale up to 49% of its common stock ("Common Stock") in a stock offering on a priority basis to qualifying depositors, tax-qualified employee plans of the Bank, and employees, officers, trustees and directors of the Bank and of the MHC, with any remaining shares to be offered to the public in a community offering (all shareholders other than the MHC are referred to herein as the "Minority Stockholders").

         In connection therewith, we have examined the Service Bancorp, MHC and Summit Bank Stock Issuance Plan ("Plan") and certain other documents of or relating to the Reorganization (as defined below), some of which are described or referred to in the Plan and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan.


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Board of Trustees
Service Bancorp, M.H.C.
Board of Directors
Summit Bank
May 1, 1998
Page 2



         In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

         In issuing our opinions, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the Board of Trustees of the MHC and the Board of Directors of the Bank at a meeting duly called and held; that the MHC will comply with the terms and conditions of the Plan, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

         For purposes of this opinion, we are relying on the representations provided to us by the MHC as described herein.

         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         In rendering our opinions, we have assumed that the persons and entities identified in the Plan will at all times comply with the requirements of Code section 351, the other applicable state and Federal laws and the representations of the MHC. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service (the "Service") or a court.



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Board of Trustees
Service Bancorp, M.H.C.
Board of Directors
Summit Bank
May 1, 1998
Page 3



                               SUMMARY OF OPINIONS

         Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

          1.   The  Reorganization  qualifies  as an exchange  described in Code
               Section 351.

          2. The MHC will recognize no gain or loss upon the transfer of the stock of Bank to Holding Company solely in exchange for Holding Company Common Stock. All other transferors will recognize no gain or loss upon the transfer of property to Holding Company solely in exchange for Common Stock of Holding Company. (Code Sections 351(a) and 357(a)).

          3. The MHC's basis in the Holding Company Common Stock received in the transaction will be equal to the basis of the property transferred in exchange therefor. (Rev. Rul. 78-280, 1978-2 C.B.
               139).

          4. The MHC's holding period for the Holding Company Common Stock received in the transaction will include the period during which the property exchanged therefor was held, provided such property was a capital asset or property described in Section 1231 of the Code on the date of the exchange. (Code Section 1223(1)).

          5. The Holding Company will recognize no gain or loss upon its receipt of property from the MHC and Minority Stockholders in exchange for Common Stock of the Holding Company. (Code Section
               1032).

          6. The Holding Company's holding period for the property received from the MHC will include the period during which such property was held by the MHC. (Code Section 1223(2)).


                               STATEMENT OF FACTS

         The MHC was organized as a Massachusetts mutual holding company in August 1997 and currently owns 100% of the stock of the Bank, a Massachusetts chartered stock savings bank. The main office of the MHC is located at 81 Main Street, Medway, Massachusetts. The Bank is


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Board of Trustees
Service Bancorp, M.H.C.
Board of Directors
Summit Bank
May 1, 1998
Page 4



regulated by the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner"), including the Division of Banks and the Board of Bank Incorporation. The Bank is also regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank's principal executive office is located at 81 Main Street, Medway, Massachusetts 02053-1867. The Bank and the MHC have a June 30 fiscal year end.

         The Bank has one wholly owned subsidiary, Medway Securities Corporation ("Medway Securities"), an active Massachusetts corporation. The sole activity of Medway Securities is to invest in corporate securities, government and agency bonds. The corporation is active and held approximately $12.5 million of securities as of June 30, 1997. Medway Securities was incorporated by the Bank to take advantage of Massachusetts tax law that taxes earnings on securities held by a securities corporation at a 1.36% rate versus a 12.54% rate on securities held by a Massachusetts banking institution.

         The Holding Company will be a Massachusetts chartered intermediate stock holding company that will be majority owned by the MHC and will own 100% of the Bank's stock.

                              PROPOSED TRANSACTION

         Effective as of April 1, 1998, the Board of Trustees of the MHC and the Board of Directors of the Bank (the "Board of Directors") adopted that certain Stock Issuance Plan.
Pursuant to the Plan, the following steps are proposed:

        (i)       The   MHC   will    incorporate    Holding    Company   as   a
                  Massachusetts-chartered stock holding company.

       (ii) The MHC will transfer all of the issued and outstanding stock in Bank to Holding Company in exchange for Holding Company Common Stock.

      (iii) Holding Company will offer up to 49% of its Common Stock for sale for cash to depositors of the Bank, employee stock benefit plans of the Bank, and certain members of the community pursuant to priorities established by the Board of Directors unless market conditions are unfavorable or regulatory approvals cannot be obtained. Any remaining shares may be offered to the public at the sole discretion of the Board of Directors. In the aggregate, these persons shall be referred to as the Minority Stockholders.


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Board of Trustees
Service Bancorp, M.H.C.
Board of Directors
Summit Bank
May 1, 1998
Page 5



                  Steps (i) through (iii) above shall be referred to herein as the "Reorganization". Subsequent to the approval of the Plan by the Commissioner, the affirmative vote of at least (i) a majority of the total Corporators, and (ii) a majority of the Independent Corporators (as defined in the Plan) voting at a special meeting is required for approval of the Plan.

                  Following the Reorganization, Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the MHC. So long as the MHC is in existence, however, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than MHC. No such non-voting stock will be issued as of the date of the Reorganization.

                  An offering of the Common Stock of Holding Company will be made subject to the approval of the Board of Trustees of the MHC and the Board of Directors of the Bank. The stock offering will be made to the Minority Stockholders described above. The Common Stock issued in the offering shall be sold at a total price equal to the estimated pro forma market value of such Common Stock, based upon an independent valuation. The aggregate amount of outstanding Common Stock owned or controlled by persons other than MHC at the close of the proposed stock offering shall be no more than 49 percent of the Holding Company's total outstanding Common Stock. MHC and the Minority Stockholders (as a class) will be the sole owners of Holding Company's total outstanding Common Stock. A stock offering will not be made only if market conditions dictate against such offering or regulatory approvals cannot be obtained.


                                      * * *

                  The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions.

                  It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.



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Board of Trustees
Service Bancorp, M.H.C.
Board of Directors
Summit Bank
May 1, 1998
Page 6


         We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

         We hereby consent to the filing of the opinion as an exhibit to the Stock Holding Company's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 under the captions "The Offering and The Reorganization - Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Matters" and to the summarization of our opinion in such Prospectus.

                                  Very truly yours,

                                  \s\ Luse Lehman Gorman Pomerenk & Schick, P.C.
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                                  LUSE LEHMAN GORMAN POMERENK & SCHICK
                                  A Professional Corporation